Exhibit 99.2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the Common Stock of Universal Security Instruments, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

JLA Realty Associates, LLC

By:	/s/ Steven J. Caspi
Steven J. Caspi, Manager
Date:	July 2, 2025

STEVEN J. CASPI

By:	/s/ Steven J. Caspi
Steven J. Caspi
Date:	July 2, 2025